Exhibit 99.1
July 21, 2022

Dow reports second quarter 2022 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share (EPS) was $2.26; Operating EPS1 was $2.31, compared to $2.72 in the year-ago period and $2.34 in the prior quarter. Operating EPS excludes significant items in the quarter, totaling $0.05 per share, primarily related to digitalization program costs.
•Net sales were $15.7 billion, up 13% versus the year-ago period with gains in all operating segments and regions. Sequentially, sales were up 3% with gains in all regions except Asia Pacific, which was impacted by pandemic-related lockdowns in China.
•Local price increased 16% versus the year-ago period, reflecting gains in all operating segments, businesses, and regions. Currency decreased net sales by 3% year-over-year due to broad-based strength of the U.S. dollar. Sequentially, local price increased 6% with gains in all operating segments and regions.
•Volume was consistent with the year-ago period, as gains in Packaging & Specialty Plastics were primarily offset by declines in Industrial Intermediates & Infrastructure. Sequentially, volume declined 2%, driven by declines primarily in Europe and China.
•Equity earnings were $195 million, down $83 million from the year-ago period, primarily due to impacts from pandemic-related lockdowns in China. Equity earnings were up $21 million from the prior quarter, driven by gains at Sadara.
•GAAP Net Income was $1.7 billion. Operating EBIT1 was $2.4 billion, down $453 million versus the year-ago period. Gains in the Performance Materials & Coatings segment were more than offset by higher raw material and energy costs across the company as well as lower equity earnings. Sequentially, operating EBIT decreased 2%, as gains in Packaging & Specialty Plastics were more than offset by declines in Industrial Intermediates & Infrastructure.
•Cash provided by operating activities – continuing operations was $1.9 billion, down $165 million year-over-year and up $244 million compared to the prior quarter. Free cash flow1 was $1.4 billion.
•The Company’s proactive actions to redeem outstanding notes totaling $750 million have delivered an annual interest expense reduction of $27 million and no substantive long-term debt maturities are due until 2027.
•Returns to shareholders totaled $1.3 billion in the quarter, comprised of $800 million in share repurchases and $505 million in dividends.

SUMMARY FINANCIAL RESULTS

	Three Months Ended June 30			Three Months Ended March 31
In millions, except per share amounts	2Q22	2Q21	vs. SQLY [B / (W)]	1Q22	vs. PQ [B / (W)]
Net Sales	$15,664	$13,885	$1,779	$15,264	$400
GAAP Income, Net of Tax	$1,681	$1,932	$(251)	$1,552	$129
Operating EBIT[1]	$2,375	$2,828	$(453)	$2,419	$(44)
Operating EBIT Margin[1]	15.2%	20.4%	(520) bps	15.9%	(70) bps
Operating EBITDA[1]	$3,059	$3,573	$(514)	$3,171	$(112)
GAAP Earnings Per Share	$2.26	$2.51	$(0.25)	$2.11	$0.15
Operating Earnings Per Share[1]	$2.31	$2.72	$(0.41)	$2.34	$(0.03)
Cash Provided by Operating Activities - Cont. Ops	$1,856	$2,021	$(165)	$1,612	$244
1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, and Free Cash Flow are non-GAAP measures. See page 6 for further discussion.
®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow

Dow reports second quarter 2022 results

CEO QUOTE
Jim Fitterling, chairman and chief executive officer, commented on the quarter:

“Team Dow once again delivered net sales growth both year-over-year and sequentially with price increases across all operating segments and regions. Our competitive advantages and relentless focus on disciplined execution enabled us to navigate the impacts of pandemic-related lockdowns in China, continued logistics constraints, and higher energy and raw material costs. As a result, we increased our cash flow and our share buybacks sequentially.

“We continued to progress our strategy to grow our underlying earnings over the economic cycle by investing in higher-return, faster-payback projects while capitalizing on long-term growth opportunities. As part of these efforts, today we announced a series of circularity projects that will enable us to achieve approximately two thirds of our 2030 ‘Stop the Waste’ target as we capture growth for the sustainable and circular solutions our customers are increasingly demanding.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended June 30			Three Months Ended March 31
In millions, except margin percentages	2Q22	2Q21	vs. SQLY [B / (W)]	1Q22	vs. PQ [B / (W)]
Net Sales	$8,233	$7,121	$1,112	$7,627	$606
Operating EBIT	$1,436	$2,014	$(578)	$1,234	$202
Operating EBIT Margin	17.4%	28.3%	(1090) bps	16.2%	120 bps
Equity Earnings	$138	$130	$8	$110	$28

Packaging & Specialty Plastics segment net sales in the quarter were $8.2 billion, up 16% versus the year-ago period. Local price increased 14% year-over-year due to tight supply and demand balances, with gains in both businesses and in all regions. Continued strong end-market demand drove a 5% year-over-year volume increase, with gains in energy, infrastructure, and packaging applications. Currency decreased net sales by 3%. On a sequential basis, the segment delivered an 8% net sales increase, driven primarily by local price gains in both businesses and in all regions.

Equity earnings were $138 million, up $8 million compared to the year-ago period primarily due to the Sadara joint venture. On a sequential basis, equity earnings increased by $28 million on gains at Sadara and the Kuwait joint ventures.

Operating EBIT was $1.4 billion, compared to $2 billion in the year-ago period, as price increases were more than offset by rapidly rising raw material and energy costs. Sequentially, Op. EBIT was up $202 million and Op. EBIT margins increased by 120 basis points due to improved product mix and integrated margins which offset higher raw material and energy costs, primarily in the U.S. & Canada.

Packaging and Specialty Plastics business delivered a net sales increase versus the year-ago period due to both local price and volume gains. Prices increased across all key product chains, led by gains in functional polymers and volumes increased on strong demand growth in packaging end-markets and materials for renewable energy applications. Sequentially, the business increased revenue on price gains in all regions, primarily in industrial, consumer, and food packaging applications.

Hydrocarbons & Energy business delivered a net sales increase compared to the year-ago period, driven primarily by higher local prices for olefins and aromatics. Sequentially, sales increased due to higher olefin prices with gains in Europe and the U.S. & Canada.

Dow reports second quarter 2022 results

Industrial Intermediates & Infrastructure

	Three Months Ended June 30			Three Months Ended March 31
In millions, except margin percentages	2Q22	2Q21	vs. SQLY [B / (W)]	1Q22	vs. PQ [B / (W)]
Net Sales	$4,370	$4,215	$155	$4,524	$(154)
Operating EBIT	$426	$648	$(222)	$661	$(235)
Operating EBIT Margin	9.7%	15.4%	(570) bps	14.6%	(490) bps
Equity Earnings	$57	$144	$(87)	$62	$(5)

Industrial Intermediates & Infrastructure segment net sales were $4.4 billion, up 4% versus the year-ago period. Local price improved 14% year-over-year with gains in both businesses. Currency decreased net sales by 4%. Volume was down 6% year-over-year, as declines in Polyurethanes & Construction Chemicals were partly offset by gains in Industrial Solutions. On a sequential basis, the segment recorded a net sales decline of 3%, as lower volumes due to planned maintenance turnaround activity and third-party outages were partly offset by price gains in both businesses.

Equity earnings for the segment were $57 million, a decrease of $87 million compared to the year-ago period, driven by the impact of pandemic-related lockdowns in China. On a sequential basis, equity earnings decreased by $5 million due to lower MEG margins at the Kuwait joint ventures.

Operating EBIT was $426 million, compared to $648 million in the year-ago period and $661 million in the prior quarter, as increased planned maintenance turnaround activity along with raw material and energy costs were partly offset by higher pricing.

Polyurethanes & Construction Chemicals business net sales decreased compared to the year-ago period, as local price gains were more than offset by local currency and lower volume due to planned maintenance turnaround activity, third-party outages, and inflationary impacts on demand for consumer durables. Sequentially, net sales declined as lower volumes from planned maintenance turnaround activity and third-party outages were partly offset by higher local price.

Industrial Solutions business delivered a net sales increase compared to the year-ago period, with local price and volume gains in all regions. Volume increased year-over-year on higher supply availability and strong demand for pharmaceutical, agricultural, and oil & gas-related applications. Net sales declined sequentially as lower seasonal demand for deicing fluids was partly offset by local price gains in all regions.

Performance Materials & Coatings

	Three Months Ended June 30			Three Months Ended March 31
In millions, except margin percentages	2Q22	2Q21	vs. SQLY [B / (W)]	1Q22	vs. PQ [B / (W)]
Net Sales	$3,003	$2,465	$538	$3,049	$(46)
Operating EBIT	$561	$225	$336	$595	$(34)
Operating EBIT Margin	18.7%	9.1%	960 bps	19.5%	(80) bps
Equity Earnings	$2	$—	$2	$3	$(1)

Performance Materials & Coatings segment net sales in the quarter were $3 billion, up 22% versus the year-ago period. Local price increased 28% year-over-year, with gains in both businesses and all regions. Currency decreased net sales by 3%. Volume declined 3% year-over-year, primarily due to the impact of pandemic-related lockdowns in China, which were partly offset by stronger demand for silicones and coatings applications in the U.S. & Canada. On a sequential basis, net sales were down 2%, as local currency impacts and lower volume in Europe and China were partly offset by strong consumer demand in the U.S. & Canada as well as higher seasonal demand for coatings applications.

Dow reports second quarter 2022 results

Operating EBIT was $561 million, compared to $225 million in the year-ago period, as Op. EBIT margins expanded by 960 basis points primarily due to pricing gains for both silicones and coatings applications. Sequentially, Op. EBIT declined $34 million as lower siloxane prices in Europe and China were partly offset by margin expansion in Coatings & Performance Monomers.

Consumer Solutions business delivered higher net sales versus the year-ago period, with local price gains in all regions and end-market applications. Volume declined year-over-year as strong consumer demand in the U.S. & Canada was more than offset by the impact of pandemic-related lockdowns in China. Sequentially, net sales declined as volume gains from strong demand for building and construction, infrastructure, and mobility end markets were more than offset by lower siloxane volumes and prices in Europe and China.

Coatings & Performance Monomers business delivered increased net sales compared to the year-ago period, with local price gains in all regions. Despite increased supply availability in the U.S. & Canada, volume overall declined year-over-year primarily due to pandemic-related lockdowns in China. Sequentially, net sales increased with local price gains in all regions and increased volumes driven by strong seasonal demand in the U.S. & Canada.

OUTLOOK

“Looking ahead, the long-term fundamentals driving growth across our end markets remain attractive,” said Fitterling. “While near-term market conditions are dynamic, we will continue to leverage our diverse, global portfolio and flexible operating model to capitalize on attractive growth opportunities. The actions we’ve taken to enhance the resiliency of our business position us well to deliver value across a variety of economic environments. Our disciplined and balanced approach to capital allocation has delivered higher mid-cycle earnings, an improved credit profile, and cash generation above pre-pandemic levels. Team Dow remains well-positioned to continue advancing our “decarbonize and grow” strategy while delivering attractive shareholder remuneration.”

Conference Call
Dow will host a live webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) combines global breadth; asset integration and scale; focused innovation and materials science expertise; leading business positions; and environmental, social and governance (ESG) leadership to achieve profitable growth and deliver a sustainable future. The Company's ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company in the world. Dow's portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated, science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer applications. Dow operates 104 manufacturing sites in 31 countries and employs approximately 35,700 people. Dow delivered sales of approximately $55 billion in 2021. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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Dow reports second quarter 2022 results

For further information, please contact:

Investors:	Media:
Pankaj Gupta	Kyle Bandlow
pgupta@dow.com	kbandlow@dow.com
+1 989-638-5265	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

Certain statements in this report are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; the continuing global and regional economic impacts of the coronavirus disease 2019 (“COVID-19”) pandemic and other public health-related risks and events on Dow’s business; any sanction, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflict between Russia and Ukraine; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war including the ongoing conflict between Russia and Ukraine; weather events and natural disasters; disruptions in Dow’s information technology networks and systems; and risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow and TDCC assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income before income taxes") before interest, excluding the impact of significant items.

Operating EBIT margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended		Six Months Ended
	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Net sales	$15,664	$13,885	$30,928	$25,767
Cost of sales	12,899	10,740	25,301	20,802
Research and development expenses	217	228	435	422
Selling, general and administrative expenses	435	440	933	806
Amortization of intangibles	85	100	173	201
Restructuring and asset related charges - net	—	22	186	22
Equity in earnings of nonconsolidated affiliates	195	278	369	502
Sundry income (expense) - net	75	(3)	223	125
Interest income	36	13	64	21
Interest expense and amortization of debt discount	165	187	332	383
Income before income taxes	2,169	2,456	4,224	3,779
Provision for income taxes	488	524	991	841
Net income	1,681	1,932	3,233	2,938
Net income attributable to noncontrolling interests	20	31	3	46
Net income available for Dow Inc. common stockholders	$1,661	$1,901	$3,230	$2,892
		—		—
Per common share data:
Earnings per common share - basic	$2.28	$2.53	$4.40	$3.86
Earnings per common share - diluted	$2.26	$2.51	$4.37	$3.83

Weighted-average common shares outstanding - basic	725.7	747.0	730.2	745.9
Weighted-average common shares outstanding - diluted	731.5	752.9	735.6	751.4

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Jun 30, 2022	Dec 31, 2021
Assets
Current Assets
Cash and cash equivalents	$2,367	$2,988
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2022: $212; 2021: $54)	7,474	6,841
Other	2,243	2,713
Inventories	8,225	7,372
Other current assets	1,460	934
Total current assets	21,769	20,848
Investments
Investment in nonconsolidated affiliates	1,862	2,045
Other investments (investments carried at fair value - 2022: $1,753; 2021: $2,079)	2,782	3,193
Noncurrent receivables	537	478
Total investments	5,181	5,716
Property
Property	57,180	57,604
Less: Accumulated depreciation	37,020	37,049
Net property	20,160	20,555
Other Assets
Goodwill	8,605	8,764
Other intangible assets (net of accumulated amortization - 2022: $4,833; 2021: $4,725)	2,616	2,881
Operating lease right-of-use assets	1,272	1,412
Deferred income tax assets	1,118	1,358
Deferred charges and other assets	1,422	1,456
Total other assets	15,033	15,871
Total Assets	$62,143	$62,990
Liabilities and Equity
Current Liabilities
Notes payable	$295	$161
Long-term debt due within one year	361	231
Accounts payable:
Trade	5,693	5,577
Other	2,824	2,839
Operating lease liabilities - current	290	314
Income taxes payable	462	623
Accrued and other current liabilities	3,384	3,481
Total current liabilities	13,309	13,226
Long-Term Debt	13,065	14,280
Other Noncurrent Liabilities
Deferred income tax liabilities	752	506
Pension and other postretirement benefits - noncurrent	6,934	7,557
Asbestos-related liabilities - noncurrent	887	931
Operating lease liabilities - noncurrent	1,043	1,149
Other noncurrent obligations	6,646	6,602
Total other noncurrent liabilities	16,262	16,745
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2022: 768,558,885 shares; 2021: 764,226,882 shares)	8	8
Additional paid-in capital	8,343	8,151
Retained earnings	22,827	20,623
Accumulated other comprehensive loss	(9,204)	(8,977)
Unearned ESOP shares	—	(15)
Treasury stock at cost (2022: 50,391,408 shares; 2021: 29,011,573 shares)	(3,001)	(1,625)
Dow Inc.’s stockholders’ equity	18,973	18,165
Noncontrolling interests	534	574
Total equity	19,507	18,739
Total Liabilities and Equity	$62,143	$62,990

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Six Months Ended
	Jun 30, 2022	Jun 30, 2021
Operating Activities
Net income	$3,233	$2,938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,436	1,462
Provision for deferred income tax	348	388
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	289	(283)
Net periodic pension benefit cost	14	29
Pension contributions	(89)	(1,109)
Net (gain) loss on sales of assets, businesses and investments	6	(50)
Restructuring and asset related charges - net	186	22
Other net loss	92	224
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(767)	(1,903)
Inventories	(908)	(1,278)
Accounts payable	69	1,357
Other assets and liabilities, net	(441)	(4)
Cash provided by operating activities - continuing operations	3,468	1,793
Cash used for operating activities - discontinued operations	(11)	(80)
Cash provided by operating activities	3,457	1,713
Investing Activities
Capital expenditures	(772)	(622)
Investment in gas field developments	(80)	(24)
Purchases of previously leased assets	(3)	(3)
Proceeds from sales of property and businesses, net of cash divested	5	10
Acquisitions of property and businesses, net of cash acquired	—	(107)
Investments in and loans to nonconsolidated affiliates	(33)	—
Distributions and loan repayments from nonconsolidated affiliates	10	11
Proceeds from sales of ownership interests in nonconsolidated affiliates	11	—
Purchases of investments	(278)	(560)
Proceeds from sales and maturities of investments	418	527
Other investing activities, net	(41)	—
Cash used for investing activities	(763)	(768)
Financing Activities
Changes in short-term notes payable	180	(38)
Proceeds from issuance of short-term debt greater than three months	—	72
Payments on short-term debt greater than three months	(14)	—
Proceeds from issuance of long-term debt	49	68
Payments on long-term debt	(927)	(1,425)
Purchases of treasury stock	(1,400)	(200)
Proceeds from issuance of stock	97	200
Transaction financing, debt issuance and other costs	(7)	(95)
Employee taxes paid for share-based payment arrangements	(34)	(11)
Distributions to noncontrolling interests	(22)	(28)
Dividends paid to stockholders	(1,018)	(1,043)
Cash used for financing activities	(3,096)	(2,500)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(162)	(12)
Summary
Decrease in cash, cash equivalents and restricted cash	(564)	(1,567)
Cash, cash equivalents and restricted cash at beginning of period	3,033	5,108
Cash, cash equivalents and restricted cash at end of period	$2,469	$3,541
Less: Restricted cash and cash equivalents, included in "Other current assets"	102	50
Cash and cash equivalents at end of period	$2,367	$3,491

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Packaging & Specialty Plastics	$8,233	$7,121	$15,860	$13,203
Industrial Intermediates & Infrastructure	4,370	4,215	8,894	7,822
Performance Materials & Coatings	3,003	2,465	6,052	4,588
Corporate	58	84	122	154
Total	$15,664	$13,885	$30,928	$25,767
U.S. & Canada	$5,707	$4,927	$11,244	$8,955
EMEAI [1]	5,677	5,102	11,189	9,431
Asia Pacific	2,673	2,479	5,426	4,844
Latin America	1,607	1,377	3,069	2,537
Total	$15,664	$13,885	$30,928	$25,767

Net Sales Variance by Segment and Geographic Region	Three Months Ended Jun 30, 2022				Six Months Ended Jun 30, 2022
	Local Price & Product Mix	Currency	Volume	Total	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	14%	(3)%	5%	16%	20%	(3)%	3%	20%
Industrial Intermediates & Infrastructure	14	(4)	(6)	4	21	(4)	(3)	14
Performance Materials & Coatings	28	(3)	(3)	22	34	(3)	1	32
Total	16%	(3)%	—%	13%	22%	(3)%	1%	20%
Total, excluding the Hydrocarbons & Energy business	14%	(4)%	(2)%	8%	21%	(3)%	(1)%	17%
U.S. & Canada	13%	—%	3%	16%	19%	—%	7%	26%
EMEAI [1]	24	(9)	(4)	11	31	(8)	(4)	19
Asia Pacific	11	(3)	—	8	16	(2)	(2)	12
Latin America	8	1	8	17	16	—	5	21
Total	16%	(3)%	—%	13%	22%	(3)%	1%	20%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Jun 30, 2022
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	9%	(1)%	—%	8%
Industrial Intermediates & Infrastructure	3	(1)	(5)	(3)
Performance Materials & Coatings	1	(2)	(1)	(2)
Total	6%	(1)%	(2)%	3%
Total, excluding the Hydrocarbons & Energy business	4%	(1)%	(3)%	—%
U.S. & Canada	4%	—%	(1)%	3%
EMEAI [1]	9	(3)	(3)	3
Asia Pacific	2	(2)	(3)	(3)
Latin America	8	—	2	10
Total	6%	(1)%	(2)%	3%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Packaging & Specialty Plastics		$1,436	$2,014	$2,670	$3,242
Industrial Intermediates & Infrastructure		426	648	1,087	974
Performance Materials & Coatings		561	225	1,156	287
Corporate		(48)	(59)	(119)	(121)
Total		$2,375	$2,828	$4,794	$4,382

Depreciation and Amortization by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Packaging & Specialty Plastics		$344	$352	$739	$688
Industrial Intermediates & Infrastructure		136	168	286	324
Performance Materials & Coatings		197	217	397	435
Corporate		7	8	14	15
Total		$684	$745	$1,436	$1,462

Operating EBITDA by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Packaging & Specialty Plastics		$1,780	$2,366	$3,409	$3,930
Industrial Intermediates & Infrastructure		562	816	1,373	1,298
Performance Materials & Coatings		758	442	1,553	722
Corporate		(41)	(51)	(105)	(106)
Total		$3,059	$3,573	$6,230	$5,844

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment		Three Months Ended		Six Months Ended
In millions (Unaudited)		Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Packaging & Specialty Plastics		$138	$130	$248	$236
Industrial Intermediates & Infrastructure		57	144	119	259
Performance Materials & Coatings		2	—	5	2
Corporate		(2)	4	(3)	5
Total		$195	$278	$369	$502

Reconciliation of "Net income" to "Operating EBIT"	Three Months Ended			Six Months Ended
In millions (Unaudited)	Mar 31, 2022	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Net income	$1,552	$1,681	$1,932	$3,233	$2,938
+ Provision for income taxes	503	488	524	991	841
Income before income taxes	$2,055	$2,169	$2,456	$4,224	$3,779
- Interest income	28	36	13	64	21
+ Interest expense and amortization of debt discount	167	165	187	332	383
- Significant items	(225)	(77)	(198)	(302)	(241)
Operating EBIT (non-GAAP)	$2,419	$2,375	$2,828	$4,794	$4,382

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,169	$1,661	$2.26
Less: Significant items
Digitalization program costs [4]	(51)	(40)	(0.05)	Cost of sales ($44 million); R&D ($1 million); SG&A ($6 million)
Restructuring, implementation costs and asset related charges - net [5]	(10)	(8)	(0.01)	Cost of sales ($8 million); R&D ($2 million)
Loss on early extinguishment of debt	(8)	(6)	(0.01)	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	(8)	(8)	(0.01)	Sundry income (expense) - net
Income tax related items	—	25	0.03	Provision for income taxes on continuing operations
Total significant items	$(77)	$(37)	$(0.05)
Operating results (non-GAAP)	$2,246	$1,698	$2.31

Significant Items Impacting Results for the Three Months Ended Jun 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,456	$1,901	$2.51
Less: Significant items
Digitalization program costs [4]	(48)	(37)	(0.05)	Cost of sales ($41 million); R&D ($1 million); SG&A ($6 million)
Restructuring, implementation costs and asset related charges - net [5]	(43)	(34)	(0.04)	Cost of sales ($17 million); R&D ($2 million); SG&A ($2 million); Restructuring and asset related charges - net ($22 million)
Loss on early extinguishment of debt	(102)	(84)	(0.11)	Sundry income (expense) - net
Indemnification and other transaction related costs [6]	(5)	(5)	(0.01)	Sundry income (expense) - net
Total significant items	$(198)	$(160)	$(0.21)
Operating results (non-GAAP)	$2,654	$2,061	$2.72
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Restructuring charges, asset related charges and costs associated with implementing the Company's 2020 Restructuring Program.
6.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Six Months Ended Jun 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$4,224	$3,230	$4.37
Less: Significant items
Digitalization program costs [4]	(92)	(72)	(0.09)	Cost of sales ($82 million); R&D ($2 million); SG&A ($8 million)
Restructuring, implementation costs and asset related charges - net [5]	(20)	(16)	(0.02)	Cost of sales ($15 million); R&D ($4 million); SG&A ($1 million)
Russia / Ukraine conflict charges [6]	(186)	(142)	(0.19)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(8)	(6)	(0.01)	Sundry income (expense) - net
Indemnification and other transaction related costs [7]	4	4	—	Sundry income (expense) - net
Income tax related items	—	25	0.03	Provision for income taxes on continuing operations
Total significant items	$(302)	$(207)	$(0.28)
Operating results (non-GAAP)	$4,526	$3,437	$4.65

Significant Items Impacting Results for the Six Months Ended Jun 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$3,779	$2,892	$3.83
Less: Significant items
Digitalization program costs [4]	(81)	(62)	(0.08)	Cost of sales ($70 million); R&D ($1 million); SG&A ($10 million)
Restructuring, implementation costs and asset related charges - net [5]	(53)	(42)	(0.05)	Cost of sales ($26 million); R&D ($3 million); SG&A ($2 million); Restructuring and asset related charges - net ($22 million)
Loss on early extinguishment of debt	(102)	(84)	(0.11)	Sundry income (expense) - net
Indemnification and other transaction related costs [7]	(5)	(5)	(0.01)	Sundry income (expense) - net
Total significant items	$(241)	$(193)	$(0.25)
Operating results (non-GAAP)	$4,020	$3,085	$4.08
1."Income before income taxes"
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Restructuring charges, asset related charges and costs associated with implementing the Company's 2020 Restructuring Program.
6.Asset related charges including inventory write-downs, bad debt reserves and impairments of other assets related to the conflict between Russia and Ukraine.
7.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$2,055	$1,569	$2.11
Less: Significant items
Digitalization program costs [4]	(41)	(32)	(0.04)	Cost of sales ($38 million); R&D ($1 million); SG&A ($2 million)
Restructuring, implementation costs and asset related charges - net [5]	(10)	(8)	(0.01)	Cost of sales ($7 million); R&D ($2 million); SG&A ($1 million)
Russia / Ukraine conflict charges [6]	(186)	(142)	(0.19)	Restructuring and asset related charges - net
Indemnification and other transaction related costs [7]	12	12	0.01	Sundry income (expense) - net
Total significant items	$(225)	$(170)	$(0.23)
Operating results (non-GAAP)	$2,280	$1,739	$2.34
1."Income before income taxes"
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Costs associated with implementing the Company's Digital Acceleration program.
5.Costs associated with implementing the Company's 2020 Restructuring Program.
6.Asset related charges including inventory write-downs, bad debt reserves and impairments of other assets related to the conflict between Russia and Ukraine.
7.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.

Reconciliation of Free Cash Flow	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2022	Jun 30, 2021	Jun 30, 2022	Jun 30, 2021
Cash provided by operating activities - continuing operations (GAAP)	$1,856	$2,021	$3,468	$1,793
Capital expenditures	(457)	(333)	(772)	(622)
Free Cash Flow (non-GAAP) [1]	$1,399	$1,688	$2,696	$1,171
1.Free cash flow in the first six months of 2021 reflects a $1 billion elective pension contribution.

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Sep 30, 2021	Dec 31, 2021	Mar 31, 2022	Jun 30, 2022
Cash provided by operating activities - continuing operations (GAAP)	$2,719	$2,557	$1,612	$1,856
Operating EBITDA (non-GAAP)	$3,611	$2,920	$3,171	$3,059
Cash Flow Conversion (Operating EBITDA to cash flow from operations) (non-GAAP)	75.3%	87.6%	50.8%	60.7%
Cash Flow Conversion - trailing twelve months (non-GAAP)				68.5%